Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

NATIONAL OILWELL VARCO, INC.

AND

NOW INC.

DATED AS OF [—], 2014

i

5.13.	Severability	43
5.14.	Ancillary Agreements	44
5.15.	Cooperation in Defense and Settlement	44

ARTICLE VI.	INSURANCE MATTERS	45
6.1.	Policies and Rights Included Within Assets	45
6.2.	Claims Made Policies	45
6.3.	Occurrence-Based Policies	46
6.4.	Claims-Made or Similarly Based Policies	47
6.5.	Administration; Exceeding Policy Limits; Allocation of Insurance Proceeds	47
6.6.	Agreement for Waiver of Conflict and Shared Defense	48
6.7.	Cooperation on Insurance Matters	49
6.8.	Miscellaneous Insurance Matters	49

ARTICLE VII.	EXCHANGE OF INFORMATION; CONFIDENTIALITY	49
7.1.	Agreement for Exchange of Information	49
7.2.	Ownership of Information	50
7.3.	Compensation for Providing Information	50
7.4.	Record Retention	50
7.5.	Limitations of Liability	50
7.6.	Other Agreements Providing for Exchange of Information	50
7.7.	Auditors and Audits; Annual and Quarterly Financial Statements and Accounting	51
7.8.	Cooperation	52
7.9.	Privileged Matters	53
7.10.	Confidentiality	55
7.11.	Protective Arrangements	56

ARTICLE VIII.	FURTHER ASSURANCES AND ADDITIONAL COVENANTS	56
8.1.	Further Assurances	56
8.2.	Performance	57
8.3.	Order of Precedence	57

ARTICLE IX.	TERMINATION	58
9.1.	Termination	58

ARTICLE X.	MISCELLANEOUS	58
10.1.	Counterparts; Entire Agreement; Corporate Power	58
10.2.	Governing Law	59
10.3.	Assignability	59
10.4.	Third-Party Beneficiaries	59
10.5.	Notices	60
10.6.	Severability	60
10.7.	Force Majeure	60
10.8.	Publicity	61
10.9.	Expenses	61
10.10.	Late Payments	61
10.11.	Headings	61

10.12.	Survival of Covenants	61
10.13.	Waivers of Default	62
10.14.	Specific Performance	62
10.15.	Amendments	62
10.16.	Interpretation	62
10.17.	Limitations of Liability	63

ANNEX AND SCHEDULES

Schedule 1.1A	Assumed Actions
Schedule 1.1B	SpinCo Business Exclusions
Schedule 1.1C	SpinCo Contracts
Schedule 1.1D	SpinCo Intellectual Property
Schedule 1.1E	SpinCo Software
Schedule 2.2(a)(i)	Members of the SpinCo Group following the Distribution
Schedule 2.2(a)(v)	SpinCo Assets
Schedule 2.2(b)(v)	Excluded Assets
Schedule 2.3(a)(ii)	SpinCo Liabilities
Schedule 2.3(b)(i)	Excluded Liabilities
Schedule 2.8(b)(ii)	Agreements between SpinCo Group and NOV Group that will not be terminated
Schedule 2.8(b)(iv)	Intercompany accounts payable or accounts receivable that will not be terminated
Schedule 2.9(a)	Shared Contracts
Schedule 5.5(g)	Special provisions applicable to certain pending Third-Party Claims
Schedule 5.9(a)	Guarantees, letters of credit and other obligations from which the NOV Group is to be removed
Schedule 6.1(c)	Insurance policies for which waivers of subrogation are required

EXHIBITS

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, made and entered into effective as of [—], 2014 (this “Agreement”), is by and between National Oilwell Varco, Inc., a Delaware corporation (“NOV”), and NOW Inc., a Delaware corporation and wholly owned subsidiary of NOV (“SpinCo”). NOV and SpinCo are each a “Party” and are sometimes referred to herein as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the Board of Directors of NOV (the “NOV Board”) has determined that it is appropriate, desirable and in the best interests of NOV and its stockholders to create a new publicly traded company to own and operate the SpinCo Business;

WHEREAS, SpinCo has been incorporated for this purpose and has not engaged in activities except in preparation for its corporate reorganization (including activities with respect to the SpinCo Financing Arrangements) and the distribution of its stock;

WHEREAS, in furtherance of the foregoing, the NOV Board has (i) determined that it is appropriate, desirable and in the best interest of NOV and its stockholders for NOV and its applicable Subsidiaries to transfer the SpinCo Assets to SpinCo and certain entities designated by SpinCo that will be Subsidiaries of SpinCo as of the Distribution Date (any such entities, the “SpinCo Designees”), and for SpinCo and the SpinCo Designees to assume the SpinCo Liabilities, in each case as more fully described in this Agreement and the Ancillary Agreements (the “Separation”) and (ii) approved this Agreement and each of the Ancillary Agreements;

WHEREAS, on the terms and conditions set forth in this Agreement, NOV shall contribute (or cause to be contributed) the SpinCo Assets to SpinCo and the SpinCo Designees in exchange for SpinCo Common Stock and the assumption by SpinCo of the SpinCo Liabilities (the “Contribution”);

WHEREAS, NOV currently intends that, on the Distribution Date, NOV shall distribute to holders of shares of NOV Common Stock, through a spin-off, all of the outstanding shares of SpinCo Common Stock, as more fully described in this Agreement and the Ancillary Agreements (the “Distribution”);

WHEREAS, for U.S. federal income tax purposes, the Contribution and the Distribution, if effected, taken together, are intended to qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of NOV, SpinCo and their respective Subsidiaries, following the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“AAA Commercial Arbitration Rules” shall have the meaning set forth in Section 4.3(a).

“Action” means any demand, action, claim, charge, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature by or before any Governmental Authority or in any arbitration or mediation.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Effective Time and for purposes of this Agreement and the Ancillary Agreements, no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the NOV Group, and no member of the NOV Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agent” means the distribution agent to be appointed by NOV to distribute to the stockholders of NOV all of the outstanding shares of SpinCo Common Stock pursuant to the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocable Portion of Insurance Proceeds” shall have the meaning set forth in Section 6.5.

“Amended Financial Report” shall have the meaning set forth in Section 7.7(b).

“Ancillary Agreements” means the Employee Matters Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Master Distributor Agreement, the Master Services Agreement and the Transfer Documents.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a) all accounting and other legal and business books, records, ledgers and files whether in printed, electronic, written or any other form;

(b) all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, motor vehicles and other transportation equipment and other tangible personal property;

(c) all inventories of materials, parts, raw materials, components, supplies, works-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) (i) all interests in and rights with respect to any capital stock or other equity interests of any Subsidiary, Affiliate or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary, Affiliate or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary, Affiliate or any other Person and (iv) all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products, and other contracts, agreements or commitments;

(g) all deposits, letters of credit and performance and surety bonds;

(h) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(i) all Intellectual Property;

(j) all Software;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, development and business process files and data, vendor and customer drawings, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l) all prepaid expenses, trade accounts and other accounts and notes receivable;

(m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights whether sounding in tort, contract or otherwise, whether accrued or contingent;

(n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(o) all Permits;

(p) all cash or cash equivalents, bank accounts, brokerage accounts, lock boxes, and other third-party deposit arrangements;

(p) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(g) any Privileged Information that relates solely to the SpinCo Business.

“Assumed Actions” means those Actions which are listed in Schedule 1.1A.

“Audited Party” shall have the meaning set forth in Section 7.7(a)(ii).

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in the city of Houston, Texas.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, license, contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking.

“Contribution” shall have the meaning set forth in the Recitals.

“Corporate Action” means any Action, whether filed before, on or after the Effective Time, to the extent it asserts violations of any federal, state, local, foreign or international securities Law, securities class action or shareholder derivative claim.

“Custodial Party” means the party that maintains the Records Facility where Stored Records are held.

“Dispute” shall have the meaning set forth in Section 4.1(a).

“Dispute Committee” shall have the meaning set forth in Section 4.1(a).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Agent” means American Stock Transfer & Trust Co., LLC.

“Distribution Date” means the date on which NOV, through the Distribution Agent, distributes all of the issued and outstanding shares of SpinCo Common Stock to holders of NOV Common Stock in the Distribution.

“Effective Time” means 5:00 p.m. Central Standard Time, or such other time as NOV may determine, on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between NOV and SpinCo, in substantially the form attached as Exhibit A hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance, including with any product take-back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, as the same shall be in effect at the time reference is made thereto.

“Excluded Assets” shall have the meaning set forth in Section 2.2(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.3(b).

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person) or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution or transportation facilities.

“Form 10” means the registration statement on Form 10 filed by SpinCo with the SEC in connection with the Distribution, including any amendments or supplements thereto.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority; provided, however, that no Consent required from any counterparty to any Contract shall constitute a Governmental Approval for purposes of this Agreement.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any official thereof.

“Group” means either the SpinCo Group or the NOV Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indebtedness” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bond or other instrument, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any Asset owned or held by any Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 5.4(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, memos, and other technical, financial, employee or business information or data.

“Information Statement” means the Information Statement attached as an exhibit to the Form 10 and sent to the holders of NOV Common Stock in connection with the Distribution, including any amendment or supplement thereto.

“Initial Notice” shall have the meaning set forth in Section 4.2.

“Insurance Administration” shall mean, with respect to each Shared Policy: (i) the accounting for premiums, retrospectively-rated premiums, defense costs, Indemnity Payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; (ii) the reporting to insurance carriers of any circumstances, incidents, occurrences, losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and (iii) the distribution of Insurance Proceeds as contemplated by this Agreement.

“Insurance Proceeds” means those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in either such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.

“Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how and (f) intellectual property rights arising from or in respect of any technology.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all Indebtedness, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” means actual losses (including any diminution in value), costs, damages, fines, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Master Distributor Agreement” means the Master Distributor Agreement, dated as of the date hereof, between DNOW, LP and National Oilwell Varco, L.P.

“Master Services Agreement” means the Master Services Agreement, dated as of the date hereof, between DNOW, LP and National Oilwell Varco, L.P.

“Non-Custodial Party” means the party that owns Stored Records held in the other party’s Records Facility.

“NOV” shall have the meaning set forth in the Preamble.

“NOV Accounts” shall have the meaning set forth in Section 2.10(a).

“NOV Board” shall have the meaning set forth in the Recitals.

“NOV Business” means each and every business conducted at any time by any member of the NOV Group, except the SpinCo Business.

“NOV Common Stock” means the common stock, par value $0.01 per share, of NOV.

“NOV Group” means NOV, each Subsidiary of NOV immediately after the Effective Time and each Affiliate of NOV immediately after the Effective Time (in each case other than any member of the SpinCo Group).

“NOV Indemnitees” shall have the meaning set forth in Section 5.2.

“NOV Intellectual Property” means (a) the NOV Name and NOV Marks, and (b) all other Intellectual Property that, as of the Effective Time, is owned or licensed by any member of either Group, other than the SpinCo Intellectual Property.

“NOV Name and NOV Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of NOV or any of its Affiliates using or containing “NOV” or “National Oilwell Varco” (in block letters or otherwise), “NOV” or “National Oilwell Varco” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“NOV Retained Liabilities” means all Liabilities of the NOV Group relating to the NOV Assets or NOV Business, excluding any SpinCo Liabilities.

“NOV Software” means all Software that, as of the Effective Time, is owned or licensed by any member of either Group, other than the SpinCo Software.

“NOV Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“NYSE” means the New York Stock Exchange.

“Other Party’s Auditor” shall have the meaning set forth in Section 7.7(a)(ii).

“Permit” means all permits, licenses, franchises, authorizations, concessions, certificates, consents, exemptions, approvals, variances, registrations, or similar authorizations from any Governmental Authority.

“Person” means any individual, general or limited partnership, corporation, business trust, joint venture, association, company, limited liability company, unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, general liability policies, punitive damages liability, control of well, railroad protective liability, cyber liability, director and officer liability, fiduciary liability, automobile, aircraft, property, terrorism, business interruption, workers’ compensation and employee dishonesty insurance policies, surety bonds and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Prime Rate” means the rate which JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a party or its respective Subsidiaries would be entitled to assert or have a privilege, including the attorney-client and attorney work product privileges.

“Record Date” means 5:00 p.m. Eastern Time on the date to be determined by the NOV Board as the record date for determining stockholders of NOV entitled to receive shares of SpinCo Common Stock in the Distribution.

“Record Holders” means the holders of record of NOV Common Stock as of the Record Date.

“Records Facility” shall have the meaning set forth in Section 7.4(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Response” shall have the meaning set forth in Section 4.2.

“Restructuring Steps Memorandum” means the memorandum setting forth the restructuring steps to be taken prior to the Effective Time and the sequence thereof, a copy of which has been previously provided to Spinco by NOV.

“Revolving Credit Facility” means a revolving credit facility pursuant to a revolving credit facility agreement entered into prior to the Effective Time by SpinCo, as borrower, the lender named therein as administrative agent, and the lenders named therein, on such terms and conditions as agreed to by SpinCo and the other parties to the revolving credit facility agreement and approved by NOV.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.9(a).

“Shared Policies” means all Policies, current or past, which are owned or maintained by or on behalf of NOV or any of its Subsidiaries which relate to the SpinCo Business and the NOV Business.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.10(a).

“SpinCo Assets” shall have the meaning set forth in Section 2.2(a).

“SpinCo Balance Sheet” means the audited combined balance sheet of the SpinCo Group, including the notes thereto, as of December 31, 2013.

“SpinCo Business” means (a) the worldwide distribution business of NOV and its Subsidiaries and Affiliates (including, for the purposes of this definition, SpinCo and its Subsidiaries and Affiliates) prior to the date hereof as described in the Information Statement as the “distribution business” and (b) without limiting the foregoing clause (a) and except as otherwise expressly provided in this Agreement, any terminated, divested or discontinued businesses, Assets or operations that were of such a nature that they would be part of the SpinCo Business (as described in the foregoing clause (a)) had they not been terminated, divested or discontinued (regardless of whether they ever operated under the “SpinCo” name); provided, that the “SpinCo Business” shall not include any of the businesses, Assets or operations described on Schedule 1.1B.

“SpinCo Certificate of Incorporation” shall have the meaning set forth in Section 3.1(f).

“SpinCo Common Stock” means the common stock, par value $0.01 per share, of SpinCo.

“SpinCo Contracts” means:

(a) any Contract with respect to which the only Persons party thereto or with rights, benefits or obligations thereunder or whose Assets are bound thereby are members of the SpinCo Group and third parties unaffiliated with the NOV Group;

(b) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SpinCo Employee or consultants of the SpinCo Group;

(c) the Contracts listed on Schedule 1.1C; and

(d) any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any member of the SpinCo Group.

“SpinCo Designees” shall have the meaning set forth in the Recitals.

“SpinCo Employee” means any individual who, immediately prior to the Distribution, is either actively employed primarily by, or then on an approved leave of absence from, any Person that will be a member of the SpinCo Group immediately after the Distribution.

“SpinCo Financing Arrangements” means the Revolving Credit Facility.

“SpinCo Group” means SpinCo, each Subsidiary of SpinCo immediately after the Effective Time and each Affiliate of SpinCo immediately after the Effective Time.

“SpinCo Indemnitees” shall have the meaning set forth in Section 5.3.

“SpinCo Intellectual Property” means the Intellectual property set forth on Schedule 1.1D.

“SpinCo Liabilities” shall have the meaning set forth in Section 2.3(a).

“SpinCo Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of NOV or any Subsidiary of NOV, which relate exclusively to the SpinCo Business and which Policies are either maintained by SpinCo or a member of the SpinCo Group or assignable to SpinCo or a member of the SpinCo Group.

“SpinCo Software” means the Software set forth on Schedule 1.1E.

“SpinCo Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Stored Records” means Tangible Information held in a Records Facility maintained or arranged for by the party other than the party that owns such Tangible Information.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, between NOV and SpinCo, in substantially the form attached as Exhibit B hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” shall have the meaning set forth in Section 5.5(a).

“Third-Party Claim” shall have the meaning set forth in Section 5.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Transferred Entity” shall have the meaning set forth in Section 2.2(a)(i).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between NOV and SpinCo, in substantially the form attached as Exhibit C hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Unreleased SpinCo Liability” shall have the meaning set forth in Section 2.6(b).

“Unreleased Excluded Liability” shall have the meaning set forth in Section 2.7(b).

ARTICLE II.

THE SEPARATION

2.1. Transfer of Assets and Assumption of Liabilities. Unless otherwise provided in this Agreement or in any Ancillary Agreement, on or prior to the Effective Time in accordance with the Restructuring Steps Memorandum and to the extent not previously effected prior to the date hereof pursuant to the steps of the Restructuring Steps Memorandum:

(i) NOV shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from NOV and its applicable Subsidiaries, all of NOV’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Asset may be assigned, transferred, conveyed and delivered as a result of the transfer of all or substantially all of the equity interests in such Transferred Entity);

(ii) SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the SpinCo Liabilities in accordance with their respective terms. SpinCo and such SpinCo Designees shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by the respective directors, officers, employees, agents, stockholders, Subsidiaries or Affiliates of either Group against any member of either Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation, breach of contract or any other cause by any member of either Group, or any of their respective directors, officers, employees or agents;

(iii) NOV shall cause its applicable Subsidiaries to assign, transfer, convey and deliver to certain of its other Subsidiaries, which shall accept, such applicable Subsidiaries’ respective right, title and interest in and to any Excluded Assets specified by NOV to be so assigned, transferred, conveyed and delivered; and

(iv) NOV and certain of its Subsidiaries shall accept and assume from certain of its other Subsidiaries and agree faithfully to perform, discharge and fulfill the Excluded Liabilities of such other Subsidiaries in accordance with their respective terms, and NOV and its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Excluded Liabilities are asserted or determined (including any such Excluded Liabilities arising out of claims made by the respective directors, officers, employees, agents, stockholders, Subsidiaries or Affiliates of either Group against any member of either Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation, breach of contract or any cause by any member of either Group, or any of their respective directors, officers, employees or agents.

(b) In furtherance of the assignment, transfer, conveyance and delivery of the SpinCo Assets and the assumption of the SpinCo Liabilities in accordance with Sections 2.1(a)(i) and 2.1(a)(ii), on, before or as of the date that such SpinCo Assets are assigned, transferred, conveyed or delivered or such SpinCo Liabilities are assumed, (i) NOV shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such transfer, contribution, distribution or other similar agreements, bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of NOV’s and its Subsidiaries’ (other than SpinCo and its Subsidiaries) right, title and interest in and to the SpinCo Assets to SpinCo and the SpinCo Designees, and (ii) SpinCo shall execute and deliver, and shall cause the SpinCo Designees to execute and deliver, such assumptions of contracts and any other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the SpinCo Liabilities by SpinCo and the SpinCo Designees. All of the documents contemplated by this Section 2.1(b) are referred to collectively herein as the “NOV Transfer Documents.”

(c) To the extent that any SpinCo Asset is not transferred or assigned to, or any SpinCo Liability is not assumed by, a member of the SpinCo Group at the Effective Time or is owned or held by a member of the NOV Group after the Effective Time, from and after the Effective Time, any such SpinCo Asset or SpinCo Liability shall be held by such member of the NOV Group for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto) in accordance with Section 2.5(c), and, subject to Section 2.5(b):

(i) NOV shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to SpinCo or certain of its Subsidiaries designated by SpinCo, and SpinCo or such Subsidiaries shall accept from NOV and its applicable Subsidiaries, all of NOV’s and such Subsidiaries’ respective right, title and interest in and to such SpinCo Assets; and

(ii) SpinCo and certain of its Subsidiaries designated by SpinCo shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such SpinCo Liabilities in accordance with their respective terms.

(d) SpinCo hereby waives compliance by each and every member of the NOV Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group.

(e) NOV hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the NOV Group.

2.2. SpinCo Assets.

(a) For purposes of this Agreement, “SpinCo Assets” means (without duplication):

(i) all issued and outstanding equity interests held by NOV or its Subsidiaries in the Subsidiaries of NOV that have been or shall be contributed to, or otherwise transferred, conveyed, or assigned to, the SpinCo Group or entities that shall be members of the SpinCo Group as of the Effective Time, as listed on Schedule 2.2(a)(i) (such Subsidiaries and entities, the “Transferred Entities”);

(ii) all SpinCo Contracts;

(iii) all Assets reflected as assets of SpinCo or its Subsidiaries on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet;

(iv) all SpinCo Intellectual Property and SpinCo Software; and

(v) all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to SpinCo or any other member of the SpinCo Group, including the Assets listed on Schedule 2.2(a)(v).

Notwithstanding the foregoing, the SpinCo Assets shall not, in any event, include the Excluded Assets referred to in Section 2.2(b). All rights of the SpinCo Group in respect of NOV insurance policies are set forth in Article VI and shall not otherwise be included in the SpinCo Assets.

(b) For the purposes of this Agreement, “Excluded Assets” means (without duplication):

(i) all issued and outstanding equity interests held by NOV or its Subsidiaries in any entity that is not a member of the SpinCo Group;

(ii) any cash or cash equivalents withdrawn from SpinCo Accounts in accordance with Section 2.10(e);

(iii) the NOV Intellectual Property and NOV Software;

(iv) any Shared Contract (other than any SpinCo Assets arising under any Shared Contract;

(v) the Assets listed on Schedule 2.2(b)(v) and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by NOV or any other member of the NOV Group;

(vi) any and all Assets of any members of the NOV Group that are not SpinCo Assets pursuant to Section 2.2(a); and

(vii) any Privileged Information that relates to the NOV Business.

2.3. SpinCo Liabilities.

(a) For the purposes of this Agreement, “SpinCo Liabilities” means (without duplication):

(i) all Liabilities, including any Environmental Liabilities, to the extent relating to, arising out of or resulting from:

(A) the operation or ownership of the SpinCo Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person (whether or not such act or failure to act is or was within such Person’s authority)) other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the NOV Business; or

(B) any SpinCo Asset;

in any such case, whether arising before, on or after the Effective Time;

(ii) the Liabilities listed on Schedule 2.3(a)(ii) and any and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by SpinCo or any member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(iii) all Liabilities relating to, arising out of or resulting from the SpinCo Financing Arrangements;

(iv) all Liabilities reflected as liabilities or obligations of SpinCo or its Subsidiaries on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; and

(v) all Liabilities arising out of claims made by the respective directors, officers, stockholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the SpinCo Business or the other Liabilities referred to in clauses (i) through (iv) above, inclusive.

Notwithstanding the foregoing, the SpinCo Liabilities shall not include the Excluded Liabilities referred to in Section 2.3(b).

(b) For the purposes of this Agreement, “Excluded Liabilities” means (without duplication):

(i) the Liabilities listed on Schedule 2.3(b)(i) and any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by NOV or any other member of the NOV Group;

(ii) all agreements and obligations of any member of the NOV Group under this Agreement or any of the Ancillary Agreements;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any Excluded Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the SpinCo Business), in any such case, whether arising before, on or after the Effective Time;

(iv) all Liabilities arising out of claims made by the respective directors, officers, stockholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the NOV Business or the other Liabilities referred to in clauses (i) through (iii) above, inclusive; and

(v) all Liabilities arising out of the ownership or operation, prior to the Effective Time, by any entity that is a member of the SpinCo Group as of the Effective Time, of (A) the NOV Business; or (B) any other Asset never used in the SpinCo Business; or (C) with respect to other Assets that were, prior to the Effective Time, owned by an entity that is a member of the SpinCo Group but used in both the SpinCo Business and other businesses or activities unrelated to the SpinCo Business (“Other Businesses”), that portion of any Liabilities arising from the use of those Assets in the Other Businesses.

2.4. Transfer of Excluded Assets; Assumption of Excluded Liabilities.

(a) To the extent that any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the SpinCo Group at the Effective Time or is owned or held by a member of the SpinCo Group after the Effective Time, from and after the Effective Time, any such Excluded Asset or Excluded Liability shall be held by such member of the SpinCo Group for the use and benefit of the member of the NOV Group entitled thereto (at the expense of the member of the NOV Group entitled thereto) in accordance with Section 2.5(c), subject to Section 2.5(b) and:

(i) SpinCo shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to NOV or certain of its Subsidiaries designated by NOV, and NOV or such Subsidiaries shall accept from SpinCo and its applicable Subsidiaries, all of SpinCo’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii) NOV and certain of its Subsidiaries designated by NOV shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities set forth in Sections 2.4(a)(i) and 2.4(a)(ii), and without any additional consideration therefor: (i) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such transfer, contribution, distribution or other similar agreements bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of SpinCo’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to NOV and its Subsidiaries and (ii) NOV shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and any other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities. All of the foregoing documents contemplated by this Section 2.4(b) and by Sections 2.1(a)(iii) and 2.1(a)(iv) shall be referred to collectively herein as the “SpinCo Transfer Documents” and, together with the NOV Transfer Documents, the “Transfer Documents.”

2.5. Approvals and Notifications.

(a) To the extent that the transfer or assignment of any SpinCo Asset, the assumption of any SpinCo Liability, the transfer or assignment of any Excluded Asset, the assumption of any Excluded Liability, or the Separation or the Distribution requires any Approvals or Notifications, the parties shall endeavor to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between NOV and SpinCo, neither NOV nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) If and to the extent that the valid, complete and perfected transfer or assignment to (i) the SpinCo Group of any SpinCo Assets or assumption by the SpinCo Group of any SpinCo Liabilities or (ii) the NOV Group of any Excluded Asset or assumption by the NOV Group of any Excluded Liability, would be a violation of applicable Law, would result in a breach, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under any contract, agreement or other material instrument or would otherwise adversely affect the rights of a member of the SpinCo Group or the NOV Group thereunder or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Effective Time, then, unless the parties hereto shall otherwise mutually determine, the transfer or assignment to the SpinCo Group of such SpinCo Assets or to the NOV Group of such Excluded Assets, or the assumption by the SpinCo Group of such SpinCo Liabilities or the NOV Group of such Excluded Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or Excluded Assets or SpinCo Liabilities or Excluded Liabilities shall continue to constitute SpinCo Assets, Excluded Assets, SpinCo Liabilities or Excluded Liabilities, as applicable, for all other purposes of this Agreement.

(c) If any SpinCo Asset or SpinCo Liability is owned or held by any member of the NOV Group after the Effective Time, or any Excluded Asset or Excluded Liability is held by any member of the SpinCo Group after the Effective Time, whether as a result of the provisions of Section 2.5(b) or for any other reason, then, insofar as reasonably possible, the member of the SpinCo Group holding or owning such Excluded Asset or such Excluded Liability, or the member of the NOV Group holding such SpinCo Asset or SpinCo Liability, as the case may be, shall thereafter hold such SpinCo Asset or Excluded Asset or SpinCo Liability or Excluded Liability, as the case may be, for the use and benefit of the member of the NOV Group or SpinCo Group entitled thereto (at the expense of the member of the NOV Group or SpinCo Group entitled thereto). In addition, the member of the SpinCo Group retaining such Excluded Asset or such Excluded Liability, or the member of the NOV Group retaining such SpinCo Asset or SpinCo Liability, shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such SpinCo Asset or Excluded Asset or SpinCo Liability or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group or NOV Group to whom such SpinCo Asset or Excluded Asset is to be transferred or assigned, or which shall assume such SpinCo Liability or Excluded Liability, as the case may be, in order to place such member of the SpinCo Group or NOV Group in a substantially similar position as if such SpinCo Asset or Excluded Asset or SpinCo Liability or Excluded Liability had been transferred, assigned, assumed or retained in connection with the Separation to or by the party entitled thereto and so that all the benefits and burdens relating to such SpinCo Asset or Excluded Asset or SpinCo Liability or Excluded Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such SpinCo Asset or Excluded Asset or SpinCo Liability or Excluded Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group, in the case of any SpinCo Asset or SpinCo Liability, or the NOV Group, in the case of any Excluded Asset or Excluded Liability.

(d) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any SpinCo Asset or Excluded Asset or the deferral of assumption of any SpinCo Liability or Excluded Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any SpinCo Asset or Excluded Asset or the assumption of any SpinCo Liability or Excluded Liability have been removed, the transfer or assignment of the applicable SpinCo Asset or

Excluded Asset or the assumption of the applicable SpinCo Liability or Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Except as otherwise agreed between NOV and SpinCo, (i) any member of the NOV Group retaining a SpinCo Asset or SpinCo Liability (whether as a result of the provisions of Section 2.1(c), Section 2.5(b) or for any other reason) and (ii) any member of the SpinCo Group holding or owning an Excluded Asset or Excluded Liability (whether as a result of the provisions of Section 2.4(a), Section 2.5(b) or for any other reason), shall not be obligated, in order to effect the transfer of such Asset or Liability to the Group member entitled thereto, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Group member entitled thereto, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Group member entitled to such Asset or Liability.

2.6. Novation of SpinCo Liabilities.

(a) Each of NOV and SpinCo, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute SpinCo Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the SpinCo Group, so that, in any such case, the members of the SpinCo Group shall be solely responsible for the SpinCo Liabilities; provided, however, that neither NOV nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If NOV or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, and the applicable member of the NOV Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the NOV Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the NOV Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the NOV Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, NOV shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

2.7. Novation of Excluded Liabilities.

(a) Each of NOV and SpinCo, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Excluded Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the NOV Group, so that, in any such case, the members of the NOV Group shall be solely responsible for such Excluded Liabilities; provided, however, that neither NOV nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If NOV or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Excluded Liability”), NOV shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Excluded Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Excluded Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and NOV or the applicable NOV Group member shall assume, such Unreleased Excluded Liabilities without exchange of further consideration.

2.8. Termination of Agreements.

(a) Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions set forth in Article V, SpinCo and each member of the SpinCo Group, on the one hand, and NOV and each member of the NOV Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any member of the SpinCo Group and/or any entity that shall be a member of the SpinCo Group as of the Effective Time, on the one hand, and NOV and/or any member of the NOV Group (other than entities that shall be members of the SpinCo Group as of the Effective Time), on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups, including, for the avoidance of doubt, those agreements and instruments entered into in connection with the SpinCo Financing Arrangements); (ii) any agreements, arrangements, commitments or understandings filed as an exhibit, whether in preliminary or final form, to the Form 10 or otherwise listed or described on Schedule 2.8(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and the members of their respective Groups is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute SpinCo Assets or SpinCo Liabilities, they shall be assigned pursuant to Section 2.1); (iv) any intercompany accounts payable or accounts receivable described on Schedule 2.8(b)(iv); (v) any agreements, arrangements, commitments or understandings to which any member of the NOV Group or SpinCo Group, other than NOV, SpinCo or any wholly owned Subsidiary of NOV or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned); (vi) any Shared Contracts; and (vii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates shall survive the Effective Time.

2.9. Treatment of Shared Contracts.

(a) Without limiting the generality of the obligations set forth in Section 2.1, unless the parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable party pursuant to an Ancillary Agreement, (i) any contract, agreement, arrangement, commitment or understanding that is listed on Schedule 2.9(a) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each party or the members of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses, in each case, in accordance with the allocation of benefits and burdens set forth on Schedule 2.9(a), and (ii) (A) any contract, agreement, arrangement, commitment or understanding that is an Excluded Asset or Excluded Liability but, prior to the Effective Time, inured in part to the benefit or burden of any member of the SpinCo Group, and (B) any contract, agreement, arrangement, commitment or understanding that is a SpinCo Asset or a SpinCo Liability but, prior to the Effective Time, inured in part to the benefit or burden of any member of the NOV Group, shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each party or the members of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses (any contract, agreement, arrangement, commitment or understanding referred to in clause (i) or (ii) above, a “Shared Contract”); provided, however, that, in the case of each of clause (i) and (ii), (1) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled), and (2) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to the other party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the NOV Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the businesses retained by NOV, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.

(b) Each of NOV and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such party, or its subsidiaries, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.9 shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.9.

2.10. Bank Accounts; Cash Balances.

(a) NOV and SpinCo each agrees to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as NOV and SpinCo may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) so that such SpinCo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by NOV or any other member of the NOV Group (collectively, the “NOV Accounts”), are de-linked from the NOV Accounts.

(b) NOV and SpinCo each agrees to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as NOV and SpinCo may agree), all actions necessary to amend all contracts or agreements governing the NOV Accounts so that such NOV Accounts, if currently linked to a SpinCo Account, are de-linked from the SpinCo Accounts.

(c) It is intended that, following consummation of the actions contemplated by Sections 2.10(a) and 2.10(b), there shall be in place a centralized cash management process pursuant to which the SpinCo Accounts shall be managed centrally and funds collected shall be transferred into one or more centralized accounts maintained by SpinCo.

(d) It is intended that, following consummation of the actions contemplated by Sections 2.10(a) and 2.10(b), there shall continue to be in place a centralized cash management process pursuant to which the NOV Accounts shall be managed centrally and funds collected shall be transferred into one or more centralized accounts maintained by NOV.

(e) With respect to any outstanding payments initiated by NOV, SpinCo, or any of their respective Subsidiaries prior to the Separation, such outstanding payments shall be honored following the Separation by the Person or Group owning the account from which the payment was initiated.

(f) As between NOV and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Separation by either party (or member of its Group) that relate to a business, Asset or Liability of the other party (or member of its Group), shall be held by such party for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto). Each party shall maintain an accounting of any such payments and reimbursements, and the parties shall have a monthly reconciliation, whereby all such payments made and reimbursements received by each party are calculated and the net amount owed to NOV or SpinCo shall be paid over with right of set-off. If at any time the net amount owed to either party exceeds $10,000,000, an interim payment of such net amount owed shall be made to the party entitled thereto within three (3) business days of such amount exceeding $10,000,000. Notwithstanding the foregoing, neither NOV nor SpinCo shall act as collection agent for the other party, nor shall either party act as surety or endorser with respect to non-sufficient funds checks, or funds to be returned in a bankruptcy or fraudulent conveyance action.

2.11. Other Ancillary Agreements; Effect of Ancillary Agreements. Effective as of the date hereof, each of NOV and SpinCo shall execute and deliver all Ancillary Agreements to which it is a party (other than the Transfer Documents, which shall be executed on or prior to the Distribution Date). The Ancillary Agreements shall include:

(a) The Tax Matters Agreement, which will govern each of the Parties’ respective rights, responsibilities and obligations after the Effective Time with respect to Taxes, including ordinary course of business Taxes and Taxes, if any, incurred as a result of any failure of the Distribution to qualify as a tax-free distribution for U.S. federal income tax purposes. The Tax Matters Agreement sets forth the respective obligations of each of the Parties with respect to the filing of Tax Returns, the administration of Tax contests, cooperation, access to information and provision of corporate Records with respect to such matters, and certain other matters, and imposes certain restrictions on each of the Parties’ ability to engage in certain actions following the Effective Time. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes in connection with the transactions contemplated by this Agreement shall be governed exclusively by the Tax Matters Agreement;

(b) The Employee Matters Agreement, which will govern each of the Parties’ respective rights, responsibilities and obligations after the Effective Time relating to, arising out of, or resulting from the employment, service, termination of employment or termination of service of NOV Employees and SpinCo Employees, including with respect to access to information and provision of corporate Records with respect to such matters. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to the above in connection with the transactions contemplated by this Agreement shall be governed exclusively by the Employee Matters Agreement;

(c) The Transition Services Agreement, which will govern each of the Parties’, or such Parties’ Affiliates, respective rights, responsibilities and obligations after the Effective Time relating to, arising out of, or resulting from shared services or common uses of facilities and equipment that will continue for a transitional period after the Effective Time.

(d) The Master Distributor Agreement and the Master Services Agreement, which will govern each of the Parties’, or such Parties’ Affiliates, respective rights, responsibilities and obligations after the Effective Time relating to, arising out of, or resulting from the Parties’ ongoing commercial relationships.

2.12. Intellectual Property.

(a) SpinCo shall have the right to use NOV Name and NOV Marks in connection with the operation of the SpinCo Business for a limited period of 180 days following the Effective Time. After such 180-day period, SpinCo shall discontinue all use of NOV Name and NOV Marks, including any use on stationery or letterhead and any use on other SpinCo Assets. All of SpinCo’s use of NOV Name and NOV Marks shall inure to the benefit of NOV. SpinCo agrees to use NOV Name and NOV Marks in accordance with such quality standards established by NOV and communicated to SpinCo, it being understood that the products and services used in association with NOV Name and NOV Marks immediately before the Effective Time are of a quality that is acceptable to NOV and justifies the license granted herein. Except as set forth in this Section 2.12(a), it is expressly agreed that SpinCo is not obtaining any right, title or interest in NOV Name and NOV Marks. SpinCo will not contest the ownership, validity or enforceability of the NOV Name and NOV Marks, and nothing in this Section 2.12(a) shall be construed to limit NOV’s ability to use NOV Name and NOV Marks following the Effective Time

2.13. Disclaimer of Representations and Warranties. EACH OF NOV (ON BEHALF OF ITSELF AND EACH MEMBER OF THE NOV GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER

MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, AS TO, IN THE CASE OF INTELLECTUAL PROPERTY, NON-INFRINGEMENT OR ANY WARRANTY THAT ANY SUCH INTELLECTUAL PROPERTY IS “ERROR FREE,” OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, EXCEPT AS OTHERWISE AGREED BY NOV, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III.

THE DISTRIBUTION

3.1. Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. NOV shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Securities Law Matters. SpinCo shall file with the SEC any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. NOV and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. NOV and SpinCo shall take all such action as may be necessary or advisable under the securities or “blue sky” Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Mailing of Information Statement. NOV shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the NOV Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(d) The Distribution Agent. NOV shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(e) Stock-Based Employee Benefit Plans. At or prior to the Effective Time, NOV and SpinCo shall take all actions as may be necessary to approve the stock-based employee benefit plans of SpinCo in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(f) Certificate of Incorporation; Bylaws. NOV and SpinCo shall take all necessary action that may be required to provide for the adoption by SpinCo of the Certificate of Incorporation of SpinCo (the “SpinCo Certificate of Incorporation”) and the Bylaws of SpinCo, each in such form as may be reasonably determined by NOV and SpinCo, and SpinCo shall file the SpinCo Certificate of Incorporation with the Secretary of State of the State of Delaware.

(g) Financing Arrangements. SpinCo shall enter into the SpinCo Financing Arrangements, on such terms and conditions as agreed by NOV (including the amount, if any, that shall be borrowed pursuant to the SpinCo Financing Arrangements and the interest rates for such borrowings). NOV and SpinCo shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the SpinCo Financing Arrangements, including any marketing efforts or road shows related thereto. The parties agree that NOV shall be responsible for any third-party costs and expenses incurred on or prior to the Distribution Date by, and for reimbursement of such costs and expenses to, any member of the NOV Group or SpinCo Group associated with the SpinCo Financing Arrangements.

(h) Restructuring Steps Memorandum. NOV and SpinCo shall take the steps set forth on the Restructuring Steps Memorandum to the extent the Restructuring Steps Memorandum contemplates such steps being taken at or prior to the Effective Time.

(i) Satisfying Conditions to Distribution. NOV and SpinCo shall cooperate to cause the conditions to the Distribution set forth in Section 3.3 to be satisfied and to effect the Distribution at the Effective Time.

3.2. Effecting the Distribution.

(a) Delivery of SpinCo Common Stock. On or prior to the Distribution Date, NOV shall deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding shares of SpinCo Common Stock as is necessary to effect the Distribution.

(b) Effective Time. The Effective Time on the Distribution Date shall be 5:00 p.m. Central Standard Time, or such other time as NOV may determine.

(c) Distribution of Shares and Cash. NOV shall instruct the Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder the following: (i) [—] shares of SpinCo Common Stock for each share of NOV Common Stock held by such Record Holder as of the Record Date and (ii) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 3.2(d).

(d) No Fractional Shares. No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution. As soon as practicable after the Effective Time, NOV shall direct the Agent to determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each holder of record or beneficial owner of NOV Common Stock as of the Record Date, to aggregate all such fractional shares and to sell the whole shares obtained thereby in open market transactions (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder’s or owner’s ratable share of the proceeds of such sale, after deducting any taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Neither NOV nor SpinCo shall be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock. Neither NOV nor SpinCo shall be required to pay any interest on the proceeds from the sale of fractional shares.

(e) Beneficial Owners. Solely for purposes of computing fractional share interests pursuant to Section 3.2(d), the beneficial owner of NOV Common Stock held of record in the name of a nominee in any nominee account shall be treated as the holder of record with respect to such shares.

(f) Unclaimed Stock or Cash. Any SpinCo Common Stock or cash in lieu of fractional shares with respect to SpinCo Common Stock that remains unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to SpinCo. SpinCo shall hold such SpinCo Common Stock for the account of such Record Holder, and the parties agree that all obligations to provide such SpinCo Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and NOV shall have no Liability with respect thereto.

(g) Transfer Authorizations. SpinCo agrees to provide all book-entry transfer authorizations for shares of SpinCo Common Stock that NOV or the Agent shall require in order to effect the Distribution.

3.3. Conditions to the Distribution. The consummation of the Distribution shall be subject to the satisfaction, or waiver by NOV in its sole and absolute discretion, of the following conditions:

(a) Approval by NOV Board. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been approved by the NOV Board, and such approval shall not have been withdrawn.

(b) Completion of the Separation. The Separation shall have been completed in accordance with the Restructuring Steps Memorandum.

(c) Opinions of Legal Counsel and Nationally Recognized Accounting Firm. NOV shall have received an opinion from each of (i) its legal counsel and (ii) a nationally recognized accounting firm in form and substance satisfactory to NOV, in its sole discretion, each to the effect that the Contribution and the Distribution, if effected, taken together, shall qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code.

(d) Governmental Approvals. All Governmental Approvals necessary to consummate the Distribution and to permit the operation of the SpinCo Business after the Effective Time substantially as it is conducted at the date hereof shall have been obtained and be in full force and effect.

(e) Securities Laws. The actions and filings necessary or appropriate under applicable securities Laws in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(f) No Order or Injunction. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be in effect, and no other event outside the control of NOV shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the related transactions.

(g) Effectiveness of Form 10; Mailing of Information Statement. The Form 10 registering the SpinCo Common Stock shall be effective under the Exchange Act, with no stop order in effect with respect thereto, and the Information Statement included therein shall have been mailed to NOV’s stockholders as of the Record Date.

(h) Listing on NYSE. The SpinCo Common Stock shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(i) Contribution. NOV shall have received the SpinCo Common Stock in connection with the Contribution and shall be satisfied in its sole discretion that, as of the Effective Time, it shall have no further Liability whatsoever under the SpinCo Financing Arrangements (including in connection with any guarantees provided by any member of the NOV Group).

(j) Execution of Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(k) No Circumstances Making Distribution Inadvisable. No events or developments shall have occurred or exist that, in the judgment of the NOV Board, in its sole and absolute discretion, make it inadvisable to effect the Distribution or the other transactions contemplated hereby, or would result in the Distribution or the other transactions contemplated hereby not being in the best interest of NOV or its stockholders.

3.4. Sole Discretion. The foregoing conditions are for the sole benefit of NOV and shall not give rise to or create any duty on the part of NOV or the NOV Board to waive or not waive such conditions or in any way limit NOV’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in such Article. Any determination made by the NOV Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3 shall be conclusive.

3.5. Closing. The closing and consummation of the transactions contemplated by this Agreement to occur prior to or on the Distribution Date shall take place at the principal executive offices NOV located in Houston, Texas.

ARTICLE IV.

DISPUTE RESOLUTION

4.1. General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements (except as otherwise set forth in any such Ancillary Agreements)(a “Dispute”), including (i) the validity, interpretation, breach or termination thereof or (ii) whether any Liability not specifically characterized in this Agreement or its Schedules, whose proper characterization is disputed, is a SpinCo Liability or a NOV Retained Liability, shall be resolved in accordance with the procedures set forth in this Article IV, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Ancillary Agreement or in this Article IV.

(b) THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

(c) The specific procedures set forth in this Article IV, including the time limits referenced herein, may be modified by agreement of both of the Parties in writing.

(d) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article IV are pending. The Parties shall take any necessary or appropriate action required to effectuate such tolling.

(e) Commencing with a request contemplated by Section 4.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

4.2. Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the Parties shall attempt in good faith to resolve the Dispute by negotiation between executives designated by the parties who hold, at a minimum, the office of Senior Vice President and/or General Counsel (such designated executives, the “Dispute Committee”). Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Within fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (a) a statement of the Dispute and of each party’s position and (b) the names and titles of the executive who may represent that party as the Dispute Committee and of any other persons who may accompany the executive. The Parties agree that the Dispute Committee shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 4.2. Such Dispute Committee and other applicable executives shall meet in person or by teleconference or video conference within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the Dispute Committee and other applicable executives are unable to agree to a format for such meeting, the meeting shall be convened in person at a mutually acceptable location in Houston, Texas.

4.3. Arbitration.

(a) In the event any Dispute is not finally resolved pursuant to Section 4.2 within sixty (60) days from the delivery of the Initial Notice, and unless the parties have mutually agreed to mediate or use some other form of alternative dispute resolution in an attempt to resolve the Dispute, then such Dispute may be submitted by either party to be finally resolved by binding arbitration pursuant to the AAA Commercial Arbitration Rules as then in effect (the “AAA Commercial Arbitration Rules”).

(b) Without waiving its rights to any remedy under this Agreement and without first complying with the provisions of Section 4.2, either party may seek any interim or provisional relief that is necessary to protect the rights or property of that party either (i) before any federal or state court in Harris County, Texas, (ii) before a special arbitrator, as provided for under the AAA Commercial Arbitration Rules, or (iii) before the arbitral tribunal established hereunder.

(c) Unless otherwise agreed by the parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10,000,000; or (ii) by an arbitral tribunal of three (3) arbitrators if (A) the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $10,000,000 or (B) either party elects in writing to have such dispute decided by three (3) arbitrators when one of the parties believes, in its sole judgment, the issue could have significant precedential value; however, the party who makes such election under clause (B) shall solely bear the increased costs and expenses associated with a panel of three (3) arbitrators (i.e., the additional costs and expenses associated with the two (2) additional arbitrators).

(d) A panel of three (3) arbitrators shall be chosen as follows: (i) upon the written demand of either party and within fifteen (15) days from the date of receipt of such demand, each party shall name an arbitrator selected by such party in its sole discretion; and (ii) the two (2) party-appointed arbitrators shall thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either party fails to name an arbitrator within fifteen (15) days from the date of receipt of a written demand to do so, then upon written application by either party, that arbitrator shall be appointed pursuant to the AAA Commercial Arbitration Rules. In the event that the two (2) party-appointed arbitrators fail to appoint the third, independent arbitrator within thirty (30) days from the date on which the second of the two (2) arbitrators was named, then upon written application by either party, the third, independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the parties within fifteen (15) days from the date of receipt of written demand of either party. If the parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules.

(e) The place of arbitration shall be Houston, Texas. Along with the arbitrator(s) appointed, the parties shall agree to a mutually convenient location, date and time to conduct the arbitration, but in no event shall the final hearing(s) be scheduled more than six (6) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing.

(f) The arbitral tribunal shall have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitral tribunal shall not award any relief not specifically requested by the parties and, in any event, shall not award any damages of the types prohibited under Section 10.18. Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Section 4.3(b), the tribunal may affirm or disaffirm that relief, and the parties shall seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

(g) Neither party shall be bound by Rule 13 of the Federal Rules of Civil Procedure or any analogous Law or provision in the AAA Commercial Arbitration Rules governing deadlines for compulsory counterclaims; rather, each party shall be free to bring a counterclaim at any time (subject to any applicable statutes of limitation).

(h) So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 4.3 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(i) The interim or final award in an arbitration pursuant to this Article IV shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any federal or state court in Harris County, Texas.

(j) It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 4.3 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(k) The parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with Laws of the State of Texas, as provided in Section 10.2 and, except as otherwise provided in this Article IV or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 4.3.

(l) Subject to Section 4.3(c)(ii)(B), each party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the three (3) arbitrators; provided that the arbitral tribunal may award the prevailing party its reasonable fees and expenses (including attorneys’ fees), if it finds that there was no good faith basis for the position taken by the other party in the arbitration.

(m) Notwithstanding anything in this Article IV to the contrary, any disputes relating to the interpretation of Article V or requesting injunctive relief or specific performance shall be conducted according to the fast-track arbitration procedures of the AAA Commercial Arbitration Rules then in effect.

4.4. Allocation of Undetermined Liabilities and Third-Party Claims.

(a) As of the date of this Agreement, the Parties have not identified any unallocated Liabilities. If a Liability is not explicitly addressed in this Agreement or set forth in the Schedules, the parties shall be presumed to have intended that the Liability be a SpinCo Liability or an NOV Retained Liability. Such presumption may only be overcome by clear and convincing evidence to the contrary.

(b) If either Party or any of its Subsidiaries shall receive notice or otherwise learn of the assertion of a Liability or Third-Party Claim which is not determined to be a SpinCo Liability or an NOV Retained Liability, such Party shall give the other Party written notice thereof promptly (and in any event within 15 days) after such Person becomes aware of such Liability or Third-Party Claim. Thereafter, the Party shall deliver to the other Party, promptly (and in any event within 10 calendar days) after the Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Party or the member of such Party’s Group relating to the matter. If a dispute shall arise between the Parties as to the proper characterization of any Liability, then any Party may refer that Dispute to the Dispute Committee in accordance with Section 4.2.

(c) NOV may commence defense of any unallocated Third-Party Claims pending decision of the Dispute Committee (or decision regarding an Action, if applicable), but shall not be obligated to do so. If NOV commences any such defense and subsequently SpinCo is determined hereunder to have the exclusive obligation to such Third-Party Claim, then, upon the request of SpinCo, NOV shall promptly discontinue the defense of such matter and transfer the control thereof to SpinCo. In such event, SpinCo will reimburse NOV for all costs and expenses incurred prior to resolution of such dispute in the defense of such Third-Party Claim.

ARTICLE V.

MUTUAL RELEASES; INDEMNIFICATION; COOPERATION

5.1. Release of Pre-Distribution Claims.

(a) Except as provided in Section 5.1(c), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, their respective Affiliates (other than any member of the NOV Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), release and forever discharge NOV and the members of the NOV Group, their respective Affiliates (other than any member of the SpinCo Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the NOV Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions related to or undertaken in connection with the Separation and the Distribution and all other activities to implement the Separation and the Distribution or contemplated hereunder.

(b) Except as provided in Section 5.1(c), effective as of the Effective Time, NOV does hereby, for itself and each other member of the NOV Group, their respective Affiliates (other than any member of the SpinCo Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the NOV Group (in each case, in their respective capacities as such), release and forever discharge SpinCo, the respective members of the SpinCo Group, their respective Affiliates (other than any member of the NOV Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions related to or undertaken in connection with the Separation and the Distribution and all other activities to implement the Separation and the Distribution or contemplated hereunder.

(c) Nothing contained in Section 5.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the NOV Group or the SpinCo Group that is specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in such Section 2.8(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement (including any SpinCo Liability and any Excluded Liability, as applicable);

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties by third parties, which Liability shall be governed by the provisions of this Article V and Article VI and any other applicable provisions of this Agreement or any Ancillary Agreement; or

(vi) any Liability the release of which would result in the release of any third Person other than a Person released pursuant to this Section 5.1.

In addition, nothing contained in Section 5.1(a) shall release NOV from honoring its existing obligations to indemnify any director, officer or employee of a member of the SpinCo Group who was a director, officer or employee of a member of the NOV Group on or prior to the Effective Time, to the extent that such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to then-existing obligations, it being understood that, if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify NOV for such Liability (including NOV’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(d) SpinCo covenants that it shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against NOV or any member of the NOV Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). NOV covenants that it shall not make, and shall not permit any member of the NOV Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any member of the SpinCo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) It is the intent of each of NOV and SpinCo, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, between or among SpinCo or any member of the SpinCo Group, on the one hand, and NOV or any member of the NOV Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as expressly set forth in Section 5.1(c). At any time, at the request of any other party to this Agreement, each party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other party reflecting the provisions hereof.

(f) Any breach of the provisions of this Section 5.1 by either NOV or SpinCo shall entitle the other party to recover reasonable fees and expenses of counsel in connection with such breach or any Action resulting from such breach.

5.2. Indemnification by SpinCo. Subject to Section 5.4, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless NOV, each member of the NOV Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “NOV Indemnitees”), from and against any and all Liabilities of the NOV Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities or SpinCo Contracts in accordance with their respective terms, whether prior to or after the Effective Time or the date hereof;

(b) the SpinCo Business, any SpinCo Liabilities or any SpinCo Contracts;

(c) the Assumed Actions;

(d) any Corporate Action or Action relating exclusively to the SpinCo Business from which SpinCo is unable to cause a NOV Group party to be removed pursuant to Section 5.6(d);

(e) any failure by SpinCo or a member of the SpinCo Group to use commercially reasonable efforts to obtain the waivers of subrogation contemplated by Section 5.4(c);

(f) any breach by SpinCo or any member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;

(g) any guarantee, indemnification obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of SpinCo or its Subsidiaries by NOV or any of its Subsidiaries (other than SpinCo or its Subsidiaries) that survives following the Effective Time; and

(h) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the Form 10 (including in any amendments or supplements thereto), the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto), or any marketing materials prepared in connection with the SpinCo Financing Arrangements, other than any such statement or omission in the Form 10, Information Statement or marketing materials based on information furnished by NOV and solely concerning the NOV Group.

5.3. Indemnification by NOV. Subject to Section 5.4, NOV shall, and shall cause the other members of the NOV Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the failure of NOV or any other member of the NOV Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to or after the Effective Time or the date hereof;

(b) the NOV Business and the Excluded Assets;

(c) the Excluded Liabilities;

(d) any Corporate Action or Action relating exclusively to the NOV Business from which NOV is unable to cause a SpinCo Group party to be removed pursuant to Section 5.6(d);

(e) any failure by NOV or a member of the NOV Group to use commercially reasonable efforts to obtain the waivers of subrogation contemplated by Section 5.4(d);

(f) any breach by NOV or any member of the NOV Group of this Agreement or any Ancillary Agreements; and

(g) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the Form 10 (including in any amendments or supplements thereto), the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto), or any marketing materials prepared in connection with the SpinCo Financing Arrangements, in each case based on information furnished by NOV and solely concerning the NOV Group.

5.4. Indemnification Obligations Net of Insurance Proceeds.

(a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V or Article VI shall be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount that any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.

(c) Each of NOV and SpinCo shall, and shall cause the members of its Group to, when appropriate, use commercially reasonable efforts to obtain waivers of subrogation for each of the insurance policies identified on Schedule 6.1(c). Each of NOV and SpinCo hereby waives, for itself and each member of its Group, its rights to recover against the other party in subrogation or as subrogee for a third Person.

(d) For all claims as to which indemnification is provided under Section 5.2 or 5.3 other than Third-Party Claims (as to which Section 5.5 shall apply), the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.

5.5. Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive written notice from a Person (including any Governmental Authority) who is not a member of the NOV Group or the SpinCo Group (a “Third Party”) of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or, subject to Section 5.14, any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within fourteen (14) days of receipt of such written notice. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a).

(b) An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party shall assume responsibility for defending such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as otherwise expressly set forth herein.

(c) If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee, such Indemnitee shall have the right to control the defense of such Third-Party Claim, in which case the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim pursuant to Section 5.5(b), a Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim if (i) in its exercise of reasonable business judgment, the Indemnitee determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (ii) the Indemnitee determines in its exercise of reasonable business judgment that there exists a compelling business reason for such Indemnitee to defend such Third-Party Claim (other than as contemplated by the foregoing clause (i)), (iii) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, or (iv) there occurs a change of control of the Indemnifying Party.

(e) An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 5.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, subject to Section 7.7, such party shall cooperate with the party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling party, at the non-controlling party’s expense, all witnesses, information and materials in such party’s possession or under such party’s control relating thereto as are reasonably required by the controlling party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(f) Neither party may settle or compromise any Third-Party Claim for which either party is seeking to be indemnified hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other party and provides for a full, unconditional and irrevocable release of the other party from all Liability in connection with the Third-Party Claim. The parties hereby agree that if a party presents the other party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either party is seeking to be indemnified hereunder and the party receiving such Proposal does not respond in any manner to the party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(g) Schedule 5.5(g) identifies certain pending Third-Party Claims with respect to which Liabilities will be allocated and the other actions taken as set forth therein. With respect to the Third-Party Claims identified in Schedule 5.5(g), in the event of any conflict between the provisions of this Article V and the provisions of Schedule 5.5(g), the latter shall govern. There shall be no requirement under this Section 5.5 to give notice with respect to any Third-Party Claims identified in Schedule 5.5(g), that exist as of the Effective Time.

(h) The provisions of this Section 5.5 (other than this Section 5.5(h)) and the provisions of Section 5.6 shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

(i) All Assumed Actions have been tendered by NOV to SpinCo and are deemed to be formally accepted by SpinCo upon the execution of this Agreement.

(j) The Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnitee to keep the Indemnitee reasonably informed of the progress of the Third-Party Claim and to notify the Indemnitee when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was resolved by settlement, verdict, dismissal or otherwise.

5.6. Additional Matters.

(a) Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article V shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. THE INDEMNITY AGREEMENTS CONTAINED IN THIS ARTICLE V SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE, (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER AND (III) ANY TERMINATION OF THIS AGREEMENT.

(b) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an Action for which indemnification is sought pursuant to Section 5.2 or 5.3 and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant.

(e) In the event that SpinCo or NOV establishes a risk accrual in an amount of at least $10,000,000 with respect to any Third-Party Claim for which such party has indemnified the other party pursuant to Section 5.2 or 5.3, as applicable, it shall notify the other party of the existence and amount of such risk accrual (i.e., when the accrual is recorded in the financial statements as an accrual for a potential liability), subject to the parties entering into an appropriate agreement with respect to the confidentiality and/or privilege thereof.

(f) An Indemnitee shall take all reasonable steps to mitigate damages in respect of any claim for which it seeks indemnification hereunder, and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof; provided, however, that an Indemnitee shall have no obligation to make a claim for recovery against any of its insurers with respect to any Losses for which it is seeking indemnification.

(g) THE RELEASES AND INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN THIS AGREEMENT ARE EXPRESSLY INTENDED, AND SHALL OPERATE AND BE CONSTRUED, TO APPLY EVEN WHERE THE LOSSES OR LIABILITIES FOR WHICH THE RELEASE AND/OR INDEMNITY ARE GIVEN ARE CAUSED, IN WHOLE OR IN PART, BY THE SOLE, JOINT, JOINT AND SEVERAL, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE NEGLIGENCE OR THE STRICT LIABILITY OR FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED.

5.7. Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, however, if a party has recovered any Losses from the other party pursuant to any provision of this Agreement or any Ancillary Agreement or otherwise, it shall not be entitled to recover the same Losses pursuant to any other provision of this Agreement or any Ancillary Agreement or otherwise.

5.8. Survival of Indemnities. The rights and obligations of each of NOV and SpinCo and their respective Indemnitees under this Article V shall survive (a) the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities, and (b) any merger, consolidation business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either party or any of its respective Subsidiaries.

5.9. Guarantees, Letters of Credit and Other Obligations. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6:

(a) On or prior to the Effective Time or as soon as practicable thereafter, SpinCo shall (with the reasonable cooperation of the applicable member(s) of the NOV Group) use its commercially reasonable efforts to have any member(s) of the NOV Group removed as guarantor of or obligor for any SpinCo Liability to the extent that they relate to SpinCo Liabilities, including in respect of those guarantees, letters of credit and other obligations set forth on Schedule 5.9(a).

(b) On or prior to the Effective Time, to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the NOV Group, SpinCo shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which SpinCo would be reasonably unable to comply or (ii) which would be reasonably expected to be breached.

(c) If the parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 5.9, (i) SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless each of the NOV Indemnitees for any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable NOV Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) SpinCo shall not, and shall cause the other members of the SpinCo Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the NOV Group is or may be liable unless all obligations of the members of the NOV Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to NOV in its sole and absolute discretion.

5.10. Right of Contribution.

(a) Contribution. If any right of indemnification contained in this Article V is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Subsidiaries, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 5.10: (i) any fault associated with the business conducted with the SpinCo Assets or SpinCo Liabilities (except for the gross negligence or intentional misconduct of NOV or a NOV Subsidiary) or with the ownership, operation or activities of the SpinCo Business prior to the Effective Time, shall be deemed to be the fault of SpinCo and the SpinCo Subsidiaries, and no such fault shall be deemed to be the fault of NOV or a NOV Subsidiary; and (ii) any fault associated with the business conducted with the Excluded Assets or Excluded Liabilities (except for the gross negligence or intentional misconduct of SpinCo or a SpinCo Subsidiary) or with the ownership, operation or activities of the NOV Business prior to the Effective Time, shall be deemed to be the fault of NOV and the NOV Subsidiaries, and no such fault shall be deemed to be the fault of SpinCo or a SpinCo Subsidiary. For purposes of this Section 5.10, with respect to any Liability relating to matters covered by Section 5.2(h) or 5.3(g) or otherwise relating to misstatements or omissions under securities or antifraud Laws, the relative fault of a member of the SpinCo Group, on the one hand, and of a member of the NOV Group, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact (i) relates to a member of the SpinCo Group or a member of the NOV Group and (ii) relates to information that was supplied by a member of the SpinCo Group or a member of the NOV Group.

(c) Contribution Procedures. The provisions of Sections 5.5 and 5.6 shall govern any contribution claims.

5.11. No Impact on Third Parties. For the avoidance of doubt, except as expressly set forth in this Agreement, the indemnifications provided for in this Article V are made only for purposes of allocating responsibility for Liabilities between the NOV Group, on the one hand, and the SpinCo Group, on the other hand, and are not intended to, and shall not, affect any obligations to, or give rise to any rights of, any third parties.

5.12. No Cross-Claims or Third-Party Claims. Each of SpinCo and NOV agrees that it shall not, and shall not permit the members of its respective Group to, in connection with any Third-Party Claim, assert as a counterclaim or third-party claim against any member of the NOV Group or SpinCo Group, respectively, any claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof, which in each such case shall be asserted only as contemplated by Article IV.

5.13. Severability. If any indemnification provided for in this Article V is determined by a Texas federal or state court to be invalid, void or unenforceable, the liability shall be apportioned between the Indemnitee and the Indemnifying Party as determined in a separate proceeding in accordance with Article IV.

5.14. Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any indemnification obligation or contribution obligation relating to any SpinCo Liability, Excluded Liability, SpinCo Asset or Excluded Asset contributed, assumed, retained, transferred, delivered, conveyed or governed pursuant to such Ancillary Agreement, the indemnification obligations and contribution obligations contained herein shall not apply to such SpinCo Liability, Excluded Liability, SpinCo Asset or Excluded Asset and instead the indemnification obligations and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such SpinCo Liability, Excluded Liability, SpinCo Asset or Excluded Asset.

5.15. Cooperation in Defense and Settlement.

(a) With respect to any Third-Party Claim that implicates both parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for the parties the attorney-client privilege, joint defense or other privilege with respect thereto).

(b) To the extent there are documents, other materials, access to employees or witnesses related to or from a Party that is not responsible for the defense or Liability of a particular Action, such Party shall provide to the other Party reasonable access to documents, other materials, employees, and shall permit employees, officers and directors to cooperate as witnesses in the defense of such Action.

(c) Each of NOV and SpinCo agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a third party with respect to which a party (or one of its Subsidiaries) is a named defendant, but the defense of such Action and any recovery in such Action is otherwise not a Liability allocated under this Agreement or any Ancillary Agreement to that party, then the other party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contributions therewith.

(d) In the case of any Action involving a matter contemplated by Section 5.15(c), (i) if there is a conflict of interest that under applicable rules of professional conduct would preclude legal counsel for one party or one of its Subsidiaries representing another party or one of its Subsidiaries or (ii) if any Third-Party Claim seeks equitable relief that would restrict or limit the future conduct of the non-responsible party or one of its Subsidiaries or such party’s business or operations of a party or its Subsidiaries, then the non-responsible party shall be entitled to retain, at its expense, separate legal counsel to represent its interest and to participate in the defense, compromise, or settlement of that portion of the Third-Party Claim against that party or one of its Subsidiaries.

ARTICLE VI.

INSURANCE MATTERS

6.1. Policies and Rights Included Within Assets.

(a) The SpinCo Assets shall include (i) the SpinCo Policies, if any, and (ii) any and all rights of any member of the SpinCo Group under each of the Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations of any member of the SpinCo Group contemplated by this Article VI. The rights under the Shared Policies allocated under this provision specifically include rights of indemnity and the right to be defended by or at the expense of the insurer if the Shared Policies contain such right: (x) with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred and reported or notified to the insurer per any claims-made policy reporting provision prior to the Distribution Date by any Person in or in connection with the conduct of the SpinCo Business and (y) any other claim made against SpinCo or any of its Subsidiaries that may arise out of an insured or insurable occurrence or wrongful act covered under one or more of such Shared Policies. Nothing in this provision shall be deemed to constitute (or to reflect) an assignment of the Shared Policies, or any of them, to any member of the SpinCo Group.

(b) The NOV Assets shall include (i) the NOV Business Policies and (ii) the Shared Policies, excluding any rights under the Shared Policies allocated to the SpinCo Group pursuant to Section 6.1(a) above.

6.2. Claims Made Policies.

(a) NOV shall maintain for a period that is six years after the effective date directors and officers liability insurance policies to provide total limits of $120 million, consisting of $100 million of traditional A/B/C coverage and $20 million in side A DIC coverage. Such D&O policies (i) shall cover all Persons insured by those policies who become employees of SpinCo comprising the NOV directors and officers liability insurance program that began on April 21, 2013, and (ii) shall have material terms and conditions no less favorable than those contained in the 2013 – 2014 policies, except for the policy period, premium and provisions excluding coverage for wrongful acts postdating the Distribution Date. NOV shall provide SpinCo with copies of the D&O Policies upon request within a reasonable time after the D&O policies are issued.

(b) NOV shall maintain for a period that is six years after the effective date fiduciary liability insurance policies, to provide total limits of $15 million. Such fiduciary policies (i) shall cover all Persons insured by those policies who become employees of SpinCo comprising the NOV fiduciary liability insurance program commencing on August 17, 2013, and (ii) shall have material terms and conditions no less favorable than those contained in the 2013 – 2014 policies, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Final Distribution Date. NOV shall provide SpinCo with copies of such fiduciary policies upon request within a reasonable time after the Fiduciary Policies are issued.

(c) With respect to any D&O policies or endorsements and any fiduciary policies or endorsements secured under Section 6.2(a) and Section 6.2(b), respectively, the associated premiums incurred shall be apportioned amongst the Parties in the same manner as expenses are allocated among the Parties’ pursuant to Section 10.9 herein.

(d) To the extent that NOV is unable prior to the Final Distribution Date to obtain any of the policies or endorsements as provided for in paragraphs (a) and (b) of this Section 6.2, then, with respect to claims based on wrongful acts on or before the Distribution Date, NOV shall use commercially reasonable efforts to secure alternative insurance arrangements on applicable standalone insurance policies for SpinCo to provide benefits on terms and conditions (including policy limits) in favor of SpinCo and the other Persons to be insured no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a) and (b) of this Section 6.2. With respect to such alternative insurance arrangements, NOV and SpinCo shall be responsible for the premium and any other costs under their applicable standalone insurance policies. NOV shall not under any circumstances purchase any such alternative coverage containing an exclusion for claims based on wrongful acts up to and including the Distribution Date to the extent such exclusion would preclude coverage for SpinCo and other Persons to be insured under the stand alone policies, if NOV has obtained substantially similar insurance coverage for itself on a standalone basis without that exclusion.

(e) With respect to the D&O policies and fiduciary policies, NOV and SpinCo shall be severally responsible for bearing the full amount of any deductibles, retentions, co-payments and/or any claims, costs and expenses (“Insurance Expenses”) that are not covered under or are required by such insurance policies, to the extent attributable to claims against each or reasonably allocated to each based on the nature of such claim (i.e., primarily related to the SpinCo Business or any of the NOV Business), or if such claim is not primarily related to the SpinCo Business or any of the NOV Business, in the proportion that the premium of such D&O policy or fiduciary policy or endorsements has been allocated pursuant to Section 6.2(c).

6.3. Occurrence-Based Policies.

(a) With respect to the occurrence-based Shared Policies, which include workers’ compensation/employer’s liability, certain excess/umbrella liability, certain punitive damages liability, automobile liability and general liability, including products and completed operations liability, for claims against any member of the SpinCo Group that occur prior to the Distribution Date, NOV will continue to provide the Spinco Group with access to such Shared Policies.

(b) NOV shall reasonably cooperate with the SpinCo Group and take commercially reasonable actions as may be necessary or advisable to assist the SpinCo Group in submitting such claims to which such occurrence-based Shared Policies are responsive; provided, that SpinCo shall be responsible for any premium adjustments, third party claims handling fees, claims fees, deductibles, deposits, cash collateral or co-payments legally due and owing or required relating to such claims and NOV shall not be required to maintain such occurrence-based Shared Policies beyond their current terms. SpinCo and NOV shall take commercially reasonable actions as may be necessary for claims settlements, defense selection, and claims strategy within the respective deductibles of the Shared Policies.

6.4. Claims-Made or Similarly Based Policies.

(a) With respect to the claims-made Shared Policies, which include certain excess/umbrella liability, for claims against any member of the SpinCo Group which arise from occurrences and lawsuits noticed to the Shared Policies’ insurers prior to the Distribution Date, NOV will continue to provide the SpinCo Group with access to such Shared Policies.

(b) NOV shall reasonably cooperate with the SpinCo Group and take commercially reasonable actions as may be necessary or advisable to assist the SpinCo Group in submitting such notices prior to the Distribution Date to which such claims-made Shared Policies are responsive; provided, that SpinCo shall be responsible for any premium adjustments, deductibles, retentions, claims fees, claims preparation costs, deposits, cash collateral or co-payments legally due and owing or required relating to claims arising from such occurrences and lawsuits noticed and NOV shall not be required to maintain such claims-made Shared Policies beyond their current terms except as required under Section 6.2.

6.5. Administration; Exceeding Policy Limits; Allocation of Insurance Proceeds.

(a) Except as otherwise provided in Section 6.3 and Section 6.4 hereof, from and after the Effective Time, NOV shall be responsible for (i) Insurance Administration of the Shared Policies and (ii) Claims Administration of the Shared Policies with respect to NOV Retained Liabilities and SpinCo Liabilities; provided, that the retention of such responsibilities by NOV is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of SpinCo under the Shared Policies as contemplated by the terms of this Agreement; and provided, further, that NOV’s retention of the administrative responsibilities for the Shared Policies shall not relieve the party (or member of its Group) submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely, in a timely manner and in accordance with the Shared Policies reporting provisions or of such party (or member of its Group’s) authority to settle any such Insured Claim within any period permitted or required by the relevant policy. NOV may discharge its administrative responsibilities under this Section 6.5 by contracting for the provision of services by independent parties. Each of the applicable Parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs, including defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of NOV related to Claims Administration and Insurance Administration are not covered under such Shared Policies. In the absence of another agreed arrangement for a claim or particular claims, NOV shall determine and invoice the costs to be paid by SpinCo using commercially reasonable methods consistently applied. Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.

(b) Where NOV Retained Liabilities and/or SpinCo Liabilities, as applicable, are specifically covered under the same Shared Policy for periods prior to the Distribution Date, or where such Shared Policies cover claims made after the Distribution Date with respect to an occurrence or wrongful act committed and/or noticed or reported as applicable wholly prior to the Distribution Date, then from and after the Distribution Date, a member of the NOV Group and/or the SpinCo Group may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 6.2, Section 6.3, Section 6.4 or Section 6.5(c) hereof), subject to the terms of this Section 6.5. Except as set forth in this Section 6.5, NOV and SpinCo shall not be liable to one another for claims not reimbursed by insurers for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by NOV and SpinCo or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit any party’s liability to any Indemnitee for indemnification pursuant to ARTICLE VII.

(c) Except as otherwise provided in Section 6.3 and Section 6.4, and where not in conflict with or prohibited by specific insurance policy conditions, Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid to or on behalf of NOV, which shall thereafter administer the Shared Policies by paying the Insurance Proceeds, as appropriate, to NOV with respect to NOV Retained Liabilities or, to SpinCo with respect to SpinCo Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Shared Policies will be made by NOV to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims by members of the two Groups, the relevant Parties agree to allocate the Insurance Proceeds received for those Insured Claims based upon which relevant Group had such Insured Claim, or if the relevant Group is undeterminable, based upon which relevant Group was originally allocated the insurance premium (their “Allocable Portion of Insurance Proceeds”), and any party who has received Insurance Proceeds in excess of such party’s Allocable Portion of Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its Allocable Portion of Insurance Proceeds pursuant hereto. The Parties agree to use commercially reasonable efforts to maximize available coverage under those Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims, the Parties will negotiate with the Shared Policies’ insurers or other insurance markets for a full reinstatement or replacement of such Shared Policies’ aggregate limits for their mutual benefit, if the cost of such reinstatement or replacement is commercially reasonable. Costs for such reinstatement to be borne by the Parties based on their Allocated Portion of the Insurance Proceeds attributable to that policy’s Insured Claims.

6.6. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims or self-insured claims by members of more than one Group exist relating to the same occurrence, the Parties shall jointly defend to the extent permitted by applicable Law and rules of professional responsibility applicable to legal counsel for the defense. Nothing in this Section 6.6 shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

6.7. Cooperation on Insurance Matters. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

6.8. Miscellaneous Insurance Matters.

(a) Nothing in this Agreement shall be deemed to restrict NOV or SpinCo, or any members of their respective Groups, from acquiring at its own expense any Insurance Policy in respect of any Liabilities or covering any period. Except as otherwise provided in this ARTICLE VI, from and after the Distribution Date, NOV and SpinCo shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own premium payments, deductibles and/or retentions for such insurance programs. Further, NOV and SpinCo shall be responsible individually after the Distribution Date for qualifying, obtaining and maintaining their respective self-insurance permits as applicable or procuring such insurance as may be deemed appropriate for their own risk.

(b) Each of the Parties intends by this Agreement that a third-party Person, including a third-party insurer or reinsurer, or other third-party Person that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, the Parties shall negotiate in good faith concerning an amendment of this Agreement.

ARTICLE VII.

EXCHANGE OF INFORMATION; CONFIDENTIALITY

7.1. Agreement for Exchange of Information. Except as otherwise provided in any Ancillary Agreement, each of NOV and SpinCo, on behalf of itself and the members of its respective Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other party, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either party or any of its Subsidiaries to the extent that: (i) such Information relates to the SpinCo Business or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting party, or to the NOV Business or any Excluded Asset or Excluded Liability, if NOV is the requesting party; (ii) such Information is required by the requesting party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The party providing Information pursuant to this Section 7.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 7.1 shall expand the obligations of the parties under Section 7.4.

7.2. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 7.1 or 7.7 shall remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

7.3. Compensation for Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information or otherwise complying with the request with respect to such Information.

7.4. Record Retention.

(a) The parties agree and acknowledge that it is not practicable to separate all Tangible Information belonging to the parties, and that following the Effective Time, each party will have some of the Tangible Information of the other party stored at its facilities or at Third Party records storage locations arranged for by such party (each, a “Records Facility”).

(b) Each party shall use the same degree of care (but no less than a reasonable degree of care) as it takes to preserve confidentiality for its own similar Information: (i) to maintain the Stored Records as to which it is the Custodial Party in accordance with its regular records retention policies and procedures and the terms of this Section 7.4; and (ii) to comply with the requirements of any “litigation hold” that relates to Stored Records as to which it is the Custodial Party that relates to (x) any Action that is pending as of the Effective Time or (y) any Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Custodial Party has received a written notice of the applicable “litigation hold” from the Non-Custodial Party.

7.5. Limitations of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 7.4.

7.6. Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth herein or any Ancillary Agreement.

(b) Either party that receives, pursuant to a request for Information in accordance with this Article VII, Tangible Information that is not relevant to its request shall (i) return it to the providing party or, at the providing party’s request, destroy such Tangible Information and (ii) deliver to the providing party a certificate certifying that such Tangible Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting party.

(c) When any Tangible Information provided by one party to the other party (other than Tangible Information provided pursuant to Section 7.4) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving party shall promptly, after request of the other party, either return to the other party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing party has requested that the other party destroy such Tangible Information, certify to the other party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving party’s business, Assets, Liabilities, operations or activities.

7.7. Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Each party agrees that during the period ending 180 days following the Effective Time (and with the consent of the other party, which consent shall not be unreasonably withheld or delayed, during any period of time after such 180-day period reasonably requested by such requesting party, so long as there is a reasonable business purpose for such request) and in any event solely with respect to the preparation and audit of each of the party’s financial statements for any of the fiscal years 2013 and 2014, the printing, filing and public dissemination of such financial statements, the audit of each party’s internal control over financial reporting and such party’s management’s assessment thereof (as applicable), and each party’s management’s assessment of such party’s disclosure controls and procedures (as applicable):

(i) Each party shall provide or provide access to the other party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated by the SEC and, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each party will provide all required financial and other information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each Other Party’s Auditor with respect to information to be included or contained in such other party’s annual financial statements and to permit such other party’s auditor and management to complete the Internal Control Audit and Management Assessments, as required;

(ii) Each audited party shall authorize, and use its commercially reasonable efforts to cause, its respective auditors to make available to each other party’s auditor (each such other Party’s auditors, the “Other Party’s Auditor”) both the personnel who performed or are performing the annual audits of such audited party (such party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the Audited Party’s auditor as it relates to its auditor’s report on such other party’s financial statements, all within sufficient time to enable such other party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each party shall make available to the Other Party’s Auditor and management its personnel and Records in a reasonable time prior to the Other Party’s Auditor’s opinion date and other party’s management’s assessment date so that the Other Party’s Auditor and other party’s management are able to perform the procedures they consider necessary to conduct the Internal Control Audit and Management Assessments, as required.

(b) In the event a party restates any of its financial statements that includes such party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation as of the end of and for the fiscal years 2013 and 2014, such party will deliver to the other party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first party with the SEC that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first party may continue to revise its Amended Financial Report prior to its filing thereof with the SEC, which changes will be delivered to the other party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other party’s financial personnel regarding any changes which such first party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the SEC, with particular focus on any changes which would have an effect upon the other party’s financial statements or related disclosures. Each party will reasonably cooperate with, and permit and make any necessary employees available to, the other party, in connection with the other party’s preparation of any Amended Financial Reports.

(c) If either party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X promulgated by the SEC or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other party’s Group, the other party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the party’s Exchange Act filings.

(d) Nothing in this Section 7.7 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 7.7 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.

7.8. Cooperation. Without limiting any other provision of this Agreement, the parties agree to consult and cooperate to the extent reasonably necessary with respect to any Actions, and, upon reasonable written request of the other party, shall use reasonable efforts to make available to such other party the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group (whether as witnesses or otherwise). The requesting party shall bear all costs and expenses in connection therewith. Notwithstanding the foregoing, this Section 7.8 shall not require a party to take any step that would significantly interfere, or that such party reasonably determines could significantly interfere, with its business.

7.9. Privileged Matters.

(a) The parties recognize that legal and other professional services that have been and shall be provided prior to the Effective Time have been and shall be rendered for the collective benefit of the parties and their respective Subsidiaries, and that each party and its respective Subsidiaries should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith.

(b) The parties agree as follows: (i) NOV shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the NOV Business, whether or not the Privileged Information is in the possession or under the control of a member of the NOV Group or the SpinCo Group; NOV shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the NOV Group or the SpinCo Group; and (ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of a member of the NOV Group or the SpinCo Group; SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the NOV Group or the SpinCo Group.

(c) Subject to Sections 7.9(d) and 7.9(e), the parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section 7.9(b) and all privileges and immunities relating to any Actions or other matters that involve both parties (or one or more of their respective Subsidiaries) and in respect of which both parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either party without the consent of the other party.

(d) If any dispute arises between NOV and SpinCo, or any of their respective Subsidiaries, regarding whether a privilege or immunity should be waived to protect or advance the interests of either party and/or their respective Subsidiaries, each party agrees that it shall: (i) negotiate with the other party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party and (iii) not unreasonably withhold consent to any request for waiver by the other party. Further, each party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e) Upon receipt by SpinCo or by any of the SpinCo Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which NOV or any of the NOV Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if SpinCo obtains knowledge that any of its, or a SpinCo Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, SpinCo shall promptly provide written notice to NOV of the existence of the request (which notice shall be delivered to NOV no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide NOV a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 7.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f) Upon receipt by NOV or by any of the NOV Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which SpinCo or any of the SpinCo Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if NOV obtains knowledge that any of its, or a NOV Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, NOV shall promptly provide written notice to SpinCo of the existence of the request (which notice shall be delivered to SpinCo no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide SpinCo a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 7.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access to, Information pursuant to this Agreement and the transfer of the Asset and retention of the Excluded Assets are made and done in reliance on the agreement of the parties set forth in this Section 7.9 and in Section 7.10 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The parties further agree that: (i) the exchange or retention by one party to the other party of any Privileged Information that should not have been transferred or retained, as the case may be, pursuant to the terms of this Article VII shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the party receiving or retaining such Privileged Information shall promptly return or transfer, as the case may be, such Privileged Information to the party who has the right to assert the privilege or immunity.

(h) In furtherance of, and without limitation to, the parties’ agreement under this Section 7.9, NOV and SpinCo shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

7.10. Confidentiality.

(a) Confidentiality. From and after the Effective Time, subject to Section 7.11 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, NOV, on behalf of itself and each of the NOV Subsidiaries, and SpinCo, on behalf of itself and each of the SpinCo Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to NOV’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary Information concerning the other party (or its business) and the other party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential and proprietary Information in its possession prior to the Effective Time) or furnished by the other party or the other party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential and proprietary Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other party or any of its Subsidiaries. If any confidential and proprietary Information of one party or any of its Subsidiaries is disclosed to another party or any of its Subsidiaries in connection with providing services to such first party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other party addressed in Section 7.10(a) to any other Person, except its Representatives who need to know such Information in their capacities as such, and except in compliance with Section 7.11. Without limiting the foregoing, when any Information furnished by the other party after the Effective Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party shall, at its option, promptly after receiving a written notice from the disclosing party, either return to the disclosing party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a party shall not be required to destroy or return any such Information to the extent that (i) the party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the party’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each party acknowledges that it and its respective Subsidiaries may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other party or the other party’s Subsidiaries, on the other hand, prior to the Effective Time or (ii) that, as between the two parties, was originally collected by the other party or the other party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. As may be provided in more detail in an applicable Ancillary Agreement, each party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other party or the other party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

7.11. Protective Arrangements. In the event that either party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law or the rules of any stock exchange on which the shares of the party or any member of its Group are traded to disclose or provide any confidential or proprietary Information of the other party (other than with respect to any such Information furnished pursuant to the provisions of Sections 7.1 through 7.10, as applicable), that is subject to the confidentiality provisions hereof, such party shall provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order, at such other party’s own cost and expense. In the event that such other party fails to receive such appropriate protective order in a timely manner and the party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the party receiving the request or demand, then the party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VIII.

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1. Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each party hereto shall cooperate with each other party hereto, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Third-Party consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the assignment and assumption of the SpinCo Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party shall, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party all of the transferring party’s right, title and interest to the Assets allocated to such party by this Agreement or any Ancillary Agreement, in each case, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, NOV and SpinCo in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of NOV or Subsidiary of SpinCo, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Prior to the first anniversary of the Distribution Date, if one or more of the parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the parties will cooperate in determining whether there is a mutually acceptable basis on which the other party will provide such service; provided, that if such service is to extend beyond the first anniversary of the Distribution Date, the terms and conditions upon which the services are to be provided beyond the first anniversary of the Distribution Date shall be market and arm’s-length terms and conditions.

8.2. Performance. NOV shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the NOV Group. SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 8.2 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such party to violate this Agreement or any Ancillary Agreement.

8.3. Order of Precedence. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall prevail; provided, however, that in relation to any matters concerning Taxes, the Tax Matters Agreement shall prevail over this Agreement and any other Ancillary Agreement, and in relation to any matters governed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail over this Agreement and any other Ancillary Agreement.

ARTICLE IX.

TERMINATION

9.1. Termination. This Agreement and any Ancillary Agreement may be terminated and the terms and conditions of the Separation and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of the NOV Board without the approval of any Person, including SpinCo or the stockholders of NOV. In the event that this Agreement is terminated, this Agreement shall become null and void and no party, nor any party’s directors, officers or employees, shall have any liability of any kind to any Person by reason of this Agreement. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by Parent and SpinCo; provided, notwithstanding the foregoing, Article VII shall not be terminated or amended after the Effective Time in a manner adverse to the third-party beneficiaries thereof without the Consent of any such Person.

ARTICLE X.

MISCELLANEOUS

10.1. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

(b) This Agreement and the Ancillary Agreements, and the exhibits, annexes and schedules hereto and thereto, contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) NOV represents on behalf of itself and each other member of the NOV Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each party hereto acknowledges that it and each other party hereto may execute this Agreement and the Ancillary Agreements by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it shall as promptly as reasonably practicable cause this Agreement and each Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

10.2. Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, irrespective of the choice of laws principles of the State of Texas, including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3. Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto and provided, further, that a Party may assign its rights and delegate its obligations under this Agreement or any Ancillary Agreement in connection with a change of control of such Party or a sale or disposition of all or substantially all of the Assets or Liabilities or lines of business of such Party, provided, that no such assignment or delegation shall release such Party from any Liability or obligation under this Agreement or any Ancillary Agreement and that the surviving entity of such change of control or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

10.4. Third-Party Beneficiaries. Except for the release and indemnification rights under this Agreement or any Ancillary Agreement of any NOV Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person (including, without limitation, any stockholders of NOV or stockholders of SpinCo) except the parties hereto and thereto any rights or remedies hereunder or thereunder; and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement, and neither this Agreement nor any Ancillary Agreement shall provide any third Person (including, without limitation, any stockholders of NOV or stockholders of SpinCo) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5. Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.5):

If to NOV, to:

National Oilwell Varco, Inc.

7909 Parkwood Circle Drive

Houston, Texas 77036

Attention: General Counsel

If to SpinCo, to:

NOW Inc.

7402 North Eldridge Parkway

Houston, Texas 77041

Attention: General Counsel

Any party may, by notice to the other party, change the address and contact person to which any such notices are to be given.

10.6. Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

10.7. Force Majeure. Neither party shall be deemed in default of this Agreement or any Ancillary Agreement for failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement or any Ancillary Agreement, as applicable, as soon as reasonably practicable.

10.8. Publicity. From and after the Effective Time for a period of 180 days, SpinCo and NOV shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and shall not issue any such press release or make any public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

10.9. Expenses.

(a) Except as otherwise expressly provided (x) in this Agreement (including Section 3.1, and paragraphs (a)(ii), (b) and (c) of this Section 10.9) or (y) in any Ancillary Agreement, the Parties agree that all out-of-pocket costs, fees and expenses (including the costs to obtain any Consents) incurred and directly related to the transactions contemplated hereby, including any Liability incurred following the Separation as a result of the consummation of the Separation, shall be borne and paid by the Person incurring such cost or Liability, and (ii) the costs and expenses described on Schedule 10.9(a)(ii) shall be paid by the party to which such costs and expenses are allocated thereon.

(b) NOV shall pay all fees earned, and all costs and expenses incurred, on or prior to the Distribution Date directly related to the Separation, and thereafter each party shall be responsible for payment of its respective outside advisors for all work performed, whether in connection with the Separation or otherwise, after the Distribution Date.

(c) With respect to any expenses incurred pursuant to a request for further assurances granted under Section 8.1(b), the parties agree that such expenses shall be borne and paid by the party incurring such expense in complying with such request; it being understood that no party shall be obliged to incur any third-party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting party.

10.10. Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within sixty (60) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%).

10.11. Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12. Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.13. Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of such party. No failure or delay by any party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14. Specific Performance. Subject to the provisions of Article IV, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

10.15. Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom such waiver, amendment, supplement or modification is sought to be enforced; provided, at any time prior to the Effective Time, the terms and conditions of this Agreement, including terms relating to the Separation and the Distribution, may be amended, modified or abandoned by and in the sole and absolute discretion of the NOV Board without the approval of any Person, including SpinCo or the stockholders of NOV; and provided, further, notwithstanding the foregoing, Article VII shall not be terminated or amended after the Effective Time in a manner adverse to the third-party beneficiaries thereof without the Consent of any such Person.

10.16. Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) means “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this

Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; and (h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

10.17. Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER SPINCO NOR ITS AFFILIATES, ON THE ONE HAND, NOR NOV NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

NATIONAL OILWELL VARCO, INC.

By:
Name:
Title:

NOW INC.

By:
Name:
Title:

SEPARATION AND DISTRIBUTION AGREEMENT

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